Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	John Swenson Asyst Technologies, Inc. 510/661-5000

ASYST TECHNOLOGIES NAMES ROBERT J. NIKL
AS CHIEF FINANCIAL OFFICER

     FREMONT, Calif., Sept. 22, 2004 — Asyst Technologies, Inc., (Nasdaq NM: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today announced that it has named Robert J. Nikl to the position of Senior Vice President, Finance and Chief Financial Officer.

     Nikl, age 49, has more than 25 years of experience in financial management and public accounting, most recently as corporate vice president, finance, of global operations for Solectron Corporation (NYSE:SLR) in Milpitas, Calif. Prior to joining Solectron, Nikl held a number of senior financial management positions for Xerox Corporation (NYSE:XRX), including vice president, finance, for Xerox Engineering Services. He began his career in public accounting for KPMG Peat Marwick. He is a certified public accountant and holds an MBA from the University of Connecticut as well as a bachelor’s degree in public accounting from Pace University.

     Steve Schwartz, president and CEO of Asyst, said, “We are delighted to add Bob Nikl to our management team at Asyst. He has deep experience in improving profitability, enhancing business processes and leading large finance organizations through challenging business environments. This complements the background and objectives of Warren Kocmond, senior vice president of global operations, who is leading multiple initiatives to accelerate the commercialization of new products, improve the efficiency of our supply chain organization, and enhance our execution on behalf of customers.”

About Asyst

Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investments in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the company’s ability to reduce costs, improve profitability, or enhance its business systems, to retain key employees, and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 27, 2004, and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

“Asyst” is a registered trademark of Asyst Technologies, Inc. All Rights Reserved.